EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153016, 333-141430, 333-138048, 333-136657, 333-126942, and 333-126943 on Form S-8 and Registration Statement No. 333-187994 on Form S-3 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of ITC Holdings Corp. and subsidiaries, and the effectiveness of ITC Holdings Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
February 27, 2014